Exhibit 3.7
CERTIFICATE OF LIMITED PARTNERSHIP
OF
BASIC ENERGY SERVICES, L.P.
          This Certificate of Limited Partnership of Basic Energy Services, L.P. (the “Partnership”) is executed and filed pursuant to the provisions of Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”), by Basic Energy Services GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. The General Partner DOES HEREBY CERTIFY as follows:
1.	The name of the limited partnership is Basic Energy Services, L.P.

2.	The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent of the Partnership required to be maintained by Section 17-104 of the Act at such address are as follows:

Name and Address of	Address of
Registered Agent	Registered Office
The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, New Castle County, Delaware 19801	Corporation Trust Center 1209 Orange Street Wilmington, New Castle County, Delaware 19801
3.	The name and business address of the General Partner are as follows:
Basic Energy Services GP, LLC
406 N. Big Spring
Midland, Texas 77056
          IN WITNESS WHEREOF, the General Partner has executed this Certificate of Limited Partnership as of the 24th day of January, 2003.

GENERAL PARTNER

Basic Energy Services GP, LLC

By:	/s/ Kenneth V. Huseman

Name:	Kenneth V. Huseman
Title:	President